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                                                                      Exhibit 13



                           NONQUALIFIED DEFINED BENEFIT
                           PENSION AGREEMENT

                           Red Roof Inns, Inc.

                           December 1997
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CONTENTS


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                                                                                                 PAGE
ARTICLE 1.  ESTABLISHMENT AND PURPOSE...............................................................3

ARTICLE 2.  DEFINITIONS.............................................................................3

ARTICLE 3.  ADMINISTRATION..........................................................................5

ARTICLE 4.  RETIREMENT BENEFITS.....................................................................6

ARTICLE 5.  RABBI TRUST.............................................................................8

ARTICLE 6.  AMENDMENT AND TERMINATION..............................................................10

ARTICLE 7.  MISCELLANEOUS..........................................................................10
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RED ROOF INNS, INC.
NONQUALIFIED DEFINED BENEFIT PENSION AGREEMENT

ARTICLE 1.  ESTABLISHMENT AND PURPOSE

         1.1 Establishment. Red Roof Inns, a Delaware corporation (the "Com-pany"), hereby enters into a nonqualified defined benefit pension agreement (the "Agreement") with Francis W. Cash (the "Executive"), pursuant to Section 3.04 of the Executive's Employment Agreement.

         1.2 Purpose. The purpose of this Agreement is to provide and detail the pension benefits that have been promised the Executive in his Employment Agree-ment.

ARTICLE 2.  DEFINITIONS

                  Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below and, when intended, such terms shall be capitalized.

                  (a) "Actuarial Equivalent" or "Actuarially Equivalent" shall mean equality in value of the aggregate amounts expected to be received under different forms of benefit payments. In determining the amount of any actuarial equivalent form of payment, the mortality table shall be the Unisex Pension 1984 Mortality Table (20% Female) and the interest rate shall be a rate of 8% per annum. Other required actuarial assumptions shall be consistent with those used under the Red Roof Inns, Inc. Retirement Plan (i.e., the qualified pension plan).

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Change in Control of the Company" shall mean:

                           (i) Any transaction, or series of transactions, including, but not limited to, any merger, consolidation, or reorganization, which results when any "person" as defined in
                                    Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Com-

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                                    pany, and any employee benefit plan
                                    sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), and excluding the Morgan Stanley Real Estate Fund, L.P. and its affiliates (as defined in Rule 12b-2 under the Exchange Act), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (ii) When, during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (became they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                           (iii) When the stockholders of the Company approve a plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 65% of the combined voting power of the surviving entity.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended.

                  (e) "Committee" means the Compensation Committee of the Board, or any other committee designated by the Board to administer the Agreement, pursuant to Section 3.1 herein.

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                  (f)      "Company" means Red Roof Inns, Inc., or any successor
                           thereto as provided in Section 7.5 herein.

                  (g) "Compensation" shall mean the base compensation paid to the Executive as salary during the calendar year, excluding any bonuses or other special compensation, and including any base compensation deferred under qualified or nonqualified plans.

                  (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.

                  (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                  (j) "Final Average Monthly Compensation" shall mean the highest average monthly Compensation paid to the Executive during any consecutive thirty-six (36) months preceding the calendar month of the Executives termination of employment, excluding those months in which Compensation is reduced due to leave of absence. If the Executive has fewer than thirty-six
                           (36) full calendar months of service, the Executive's Average Monthly Compensation Shall be computed under this Section on the basis of such period of service with the Company.

                  (k) "Plan Year" means the consecutive twelve (12) month period beginning each January 1 and ending December 31.

                  (l) "Retirement Benefit" means the benefits to which the Executive is entitled under Article 4 herein.


ARTICLE 3.  ADMINISTRATION

         3.1 The Committee. The Agreement shall be administered by the Compensation Committee of the Board, or by any other committee designated by the Board to administer the Agreement. The Committee may delegate any or all of its administrative responsibilities hereunder.

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         3.2 Authority of the Committee. Subject to the provisions herein and subject to ratification by the Board, the Committee shall have the full power to construe and interpret the Agreement and any agreement or instrument entered into hereunder, and to establish, amend, or waive rules and regulations for the Agreement's administration. Further, the Committee shall have full power to make any other determination which may be necessary or advisable for the Agreement's administration.

         3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Agreement, as ratified by the Board, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, the Executive, and his estate and beneficiaries.

ARTICLE 4.  RETIREMENT BENEFITS

         4.1 Benefit Amount. Upon the Executive's termination of employment for any reason other than death the Executive shall be entitled to a monthly Retire-ment Benefit for life in an amount equal to the excess (if any) of (a) over (b), where (a) and (b) are defined as follows:

                  (a) Thirty percent (30%) of the Executive's Final Average Monthly Compensation, and

                  (b) The single life monthly benefit that is the Actuarial Equivalent (calculated on the date of employment termination) of any amount due the Executive under the Red Roof Inns, Inc. Retirement Plan.

         The Executive shall be entitled to such monthly Retirement Benefit commencing at the later of the Executive's employment termination or his reaching age sixty (60).

         4.2 Form of Retirement Benefits. The form of monthly Retirement Benefit payments shall be a single life annuity for the life of the Executive. However, subject to the approval of the Committee in its sole discretion, the Executive may petition the Committee, prior to the later of the Executive's employment termination or his reaching age sixty (60), to receive any other form of benefit payment (which shall be computed as the Actuarial Equivalent of a single life annuity for the life of the Executive).

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         Notwithstanding the above, in full satisfaction of the Retirement
Benefit, in the event the Executive's employment is terminated for any reason other than death within two (2) years immediately following a Change in Control, the Executive shall receive, within ten (10) business days following such termination, a lump sum cash payment equal to the Actuarial Equivalent of the Retirement Benefits payable to the Executive as if the Executive had retired on the date of termination. To the extent sufficient assets are contained in the Rabbi Trust, this payment shall be made from the Trust, as further provided in
Section 5.4 herein. Otherwise, the payment shall be made from general assets of the Company. The Executive may irrevocably elect to waive his right to receive a payment of the Actuarial Equivalent of the Retirement Benefits in a lump sum upon a termination of employment described in this paragraph by the Executive making such waiver election prior to the end of the ten (10) business day period after the Executive terminates employment. In such case, the Executive shall be entitled to receive his Retirement Benefits when and as permitted under this Agreement without regard to this paragraph. Any waiver of a right to receive a lump-sum distribution pursuant to the foregoing sentences shall not be deemed a waiver by the Executive of any future entitlement under any other provision of this Agreement.

         4.3 Preretirement Survivor Benefit. If the Executive dies prior to the time the Executive's Retirement Benefits commence, the Executive's surviving spouse shall be entitled to a Preretirement Survivor Benefit equal to a life annuity for the life of the surviving spouse which is equal to the benefit the surviving spouse would have received as a survivor annuity as if the Executive's Retirement Benefits had commenced immediately prior thereto and the Executive had chosen, and the Committee so approved, payment in the form of a Joint and Survivor Annuity (as defined in the Red Roof Inns, Inc. Retirement Plan).

         4.4 Commencement of Benefits. Except as provided in Section 4.2, the benefits payable under this Article shall commence not later than ten (10) business days following the later of the Executive's termination of employment or the Executive attaining the age of sixty (60).

         4.5 Tax Withholding. The Company shall have the right to require the Executive to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements, or to deduct (in the case of payments due directly from the Company) or require the Trustee to deduct (in the case of payments due from the Trust) from all payments made pursuant to the Agreement amounts sufficient to satisfy such withholding requirements.

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ARTICLE 5.  RABBI TRUST

         5.1 Establishment of a Rabbi Trust. As soon as administratively practicable, the Company shall establish an irrevocable Rabbi Trust (which shall be a grantor trust within the meaning of Code Sections 671-677) for the benefit of the Executive and the Executive's beneficiaries, as appropriate. The Rabbi Trust shall have an independent Trustee (such Trustee to have a fiduciary duty to carry out the terms and conditions of this Agreement) as selected by the Company, and shall contain restrictions as to the Company's ability to amend the Trust or to cancel benefits previously funded thereunder.

         5.2 Terms of the Rabbi Trust. Assets contained in the Rabbi Trust shall at all times be specifically subject to the claims of the Company's general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the Rabbi Trust, along with a required procedure for notifying the Trustee of any such bankruptcy or insolvency.

         5.3 Funding of the Rabbi Trust. Within sixty (60) calendar days following the end of each of the first ten (10) Plan Years, the Company shall contribute cash or cash equivalents, to the Rabbi Trust for the benefit of the Executive and the Executive's beneficiaries. The contribution amount shall be equal to the excess (if any) of (a) over (b), where (a) and (b) are defined as follows:

                  (a) The Actuarial Equivalent of benefits due (assuming benefits begin at age sixty-five (65) unless the Executive's employment has terminated prior thereto, in which case benefits will be assumed to begin at the later of age sixty (60) or the Executive's age at employment termination), valued as of the end of the most recent Plan Year, multiplied by a fraction, the numerator of which is equal to the number of full years following the Effective Date of the Executive's Employment Agreement, and the denominator of which is equal to ten (10); and

                  (b) The fair market value of assets already held in such Trust as of the end of the most recent Plan Year.

         Notwithstanding the above, within ten (10) business days following the Executive's employment termination or a Change in Control of the Company, the Company shall contribute cash, or cash equivalents, to the Rabbi Trust, for the benefit of the Executive and the Executive's beneficiaries, as appropriate.

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Notwithstanding the preceding sentence, in the case of the Company or other person or entity entering into a binding agreement with any "person" or "group" as defined in Article 2(c)(i) for the acquisition of ownership by such "person" or "group" of securities of the Company that would result, if consummated, in the occurrence of a Change in Control of the Company described in Article 2(c)(i), or in the case of an election of directors that would, upon the directors taking office, result in a Change in Control of the Company described in Article 2(c)(ii), or in the case of the stockholders of the Company approving a plan of liquidation, agreement for sale or disposition of assets, or merger, consolidation, or reorganization that would result in a Change in Control of the Company described in Article 2(c)(iii), then the due date for contribution to the Rabbi Trust pursuant to the preceding sentence shall be not later than the day prior to the date on which the acquisition of ownership in the case of a Change in Control of the Company under Article 2(c)(i), new directorship in the case of a Change in Control of the Company under Article 2(c)(ii), or liquidation, sale, merger, consolidation, or reorganization in the case of a Change in Control of the Company described in Article 2(c)(iii), becomes effective. The amount of cash, or cash equivalents, to be contributed by the Company to the Rabbi Trust shall be, at a minimum, equal to the Actuarial Equivalent of benefits due (assuming benefits begin on the later of the Executive attaining the age of sixty (60), on the date of the Executive's employment termination, or on the date of the Change in Control), less the fair market value of assets already held in such Trust as of the date of the Change in Control.

         5.4 Distributions from the Rabbi Trust. Following a Change in Control, a lump-sum distribution shall be made from the Rabbi Trust directly to the Executive upon the Executive's termination of employment to the extent required by Section 4.2 herein.

         To the extent any benefits provided under this Agreement are actually paid from the Rabbi Trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Company.

ARTICLE 6.  AMENDMENT AND TERMINATION

         This Agreement may be amended, modified, and/or terminated only with the written consent of both the Committee and the Executive-

ARTICLE 7.  MISCELLANEOUS

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         7.1 Unfunded Agreement. This Agreement is intended to be an unfunded plan maintained primarily to provide supplemental pension benefits for "a select group of management or highly compensated employees," within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

         7.2 Unsecured General Creditor. The Executive and the Executive's beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest, or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims, or interests in any life insurance policies annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as provided in Article 5, such policies, annuity contracts, or other assets of the Company shall not be held under any trust for the benefit of the Executive, the Executive's beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company's obligation under this Agreement shall be that of an unfunded and unsecured promise to pay money in the future.

         7.3 Costs of the Agreement. All costs of implementing and administering the Agreement, and all costs incurred in providing the benefits described herein, including all costs associated with the Rabbi Trust, shall be borne by the Company.

         7.4 Nontransferability. The Executive's rights to benefits provided hereunder may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Agreement to any assignee or creditor of the Executive or to any assignee or creditor of the Executive's beneficiaries.

         7.5 Successors. All obligations of the Company under the Agreement shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

         7.6 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

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         7.7 Applicable Law. To the extent not preempted by federal law, the
Agreement shall be governed by and construed in accordance with the laws of the state of Ohio.

         7.8 Claims Procedure. Any person claiming a benefit under this Agree ment (a "Claimant") shall present the claim, in writing, to the Company and the Company shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

                  (a) The specific reason or reasons for denial, with specific references to this Agreement's provisions on which the denial is based;

                  (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

                  (c) An explanation of this Agreement's claims review procedure.

         The written notice denying or granting the Claimant's claim shall be provided to the Claimant within fifteen (15) days after the Company's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Company to the Claimant within the initial fifteen (15) day period and in no event shall such an extension exceed a period of fifteen (15) days from the end of the initial fifteen (15) day period, Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Company expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

         Any Claimant whose claim is denied, or deemed to be denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Company. Upon such a request for review, the claim shall be reviewed by the Company (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

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         The decision on review normally shall be made within fifteen (15) days of the Company's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Company, and the time limit for the decision on review shall be extended to thirty (30) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant provisions of this Agreement on which the decision is based. The written decision on review shall be given to the Claimant within the fifteen (15) day (or, if applicable, the thirty (30) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the fifteen (15) day (or, if applicable, the thirty (30) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ATTEST:                                Red Roof Inns, Inc.

                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------

                                       Executive


                                       ----------------------------------------
                                       Francis W. Cash

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